UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 29, 2008, CombinatoRx, Incorporated (the "Company") committed to a restructuring plan that will result in a reduction of approximately 45% of the Company's United States workforce at its Cambridge, Massachusetts location. The restructuring is a result of a strategic realignment of the Company to focus efforts on near-term value drivers and to conserve capital. Employees directly affected by the restructuring plan have received notification and will be provided with severance payments and outplacement assistance. The Company expects to complete the restructuring by December 2008.

As a result of the restructuring plan, the Company plans to record a one-time restructuring charge of between approximately $1.6 million and $2.0 million in the fourth quarter of 2008, primarily representing cash payments for severance and other personnel-related expenses. The Company may also incur further restructuring charges that could be significant due to events that may occur as a result of, or associated with, the restructuring plan, including facilities-related costs. The majority of the severance payments will be paid out during the fourth quarter of 2008, but will continue into the first quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CombinatoRx, Incorporated
	By:	/s/Robert Forrester
Robert Forrester
Executive Vice President and Chief Financial Officer

Date: November 4, 2008